Exhibit 99.1

Neonode Reports 4th Quarter and Year Ended December 31, 2012 Financial Results
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4Q Revenues increased 38% sequentially to $2.3 million, growing the 2012 total by 18% to $7.1 million.
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SANTA CLARA, CA – March 14, 2013 – Neonode Inc. (NASDAQ: NEON), the MultiSensing® touch technology company, today reported financial results for its fourth quarter and year ended December 31, 2012.

Highlights:

●	Made critical technology breakthroughs, that enable 10-finger multi-touch and flush bezel designs
●	14 new design wins during the fourth quarter of 2012, bringing the total to 72 for 2012.
●	Signed 4 new technology license agreements during 4Q12, bringing the total to 12 for 2012.
●	Licensed the recently (3Q12) launched Smartphone One platform to Shenzhen Wave.
●	Launched high-speed proximity sensing solutions for consumer electronics and automotive markets at CES 2012.
●	Was granted 2 new patents in 2012, while filing 47 new patent applications.

“I am extremely pleased with our success in further-penetrating new high-volume markets, while diversifying our customer base. In 2012, we doubled the number of signed technology license agreements to 24, including customers who sell into the following end markets: automotive, tablets, mobile phones, toys, office equipment and e-readers. We also worked aggressively to create value with new breakthrough technologies such as proximity sensing, 10-finger touch, and flush bezel designs. These new innovations will allow Neonode to capture new customers and further distinguish ourselves from our competitors. During 2012 we filed 47 new patent applications, up from an aggregate of 17 in prior years.  It is very gratifying to me personally to have achieved this remarkable level of disruptive technology innovation in an area that is a great passion of mine” stated Neonode CEO, Thomas Eriksson.

“Of course, we would not be able to accomplish these critical milestones without a dedicated professional staff of exceptional employees. We continue to seek out the best and the brightest individuals to help us realize our dream. In 2012, we expanded our headcount by approximately 44%, opened offices in Japan and Taiwan, and increased our sales presence around the world” concluded Eriksson.

Design Win Results for 2012:

By end market, Neonode garnered 72 design wins in 2012 across all key segments, including:

●	Automotive (20) – includes platform wins with multiple Tier-One global automobile OEMs (e.g. Volvo) and infotainment system OEMs (e.g. Alpine)
●	Office equipment (14) – includes multiple platform wins with two Tier-One OEMs
●	Mobile phones (5) – includes wins at Tier-One handset OEMs, and recently announced Shenzhen Wave
●	Tablets (9) – includes both technology and industrial design wins with existing and new customers
●	Toys and gaming (6) – includes wins with an award-winning education-device OEM
●	E-readers (11) – includes five wins with existing and new customers
●	Other segments (7) – includes Tier One wins for after-market aviation and automobile GPS systems

Financial Results for the Fourth Quarter of 2012

Fourth quarter consolidated net revenues of $2.3 million grew 38% sequentially, and exceeded our expectations, mostly due to our customers’ successful expansion into emerging and under-penetrated e-reader markets. On a year-over-year basis, 4Q12 revenues decreased 41%, due to the recent wind-down of Amazon, who accounted for $66,000of our technology license revenue in 4Q12, down significantly from $2.3million in 4Q11.

Operating expenses increased 47% to $4.0 million for the fourth quarter of 2012 compared to $2.7 million for the same quarter in 2011. Our headcount increased by 44% from 32 employees at the end of 2011, to 46 employees at the end of 2012.  Consolidated fourth quarter net loss was $2.1 million, or $0.06 loss per share, compared with a net loss of $2.8 million, or $0.10 loss per share, for the comparable quarter in 2011.

From a cash perspective, we ended the year with $9.1 million in cash along with $2.1 million in accounts receivable, versus $11.2 million in cash and $1.5 million in accounts receivable at the end of 3Q12.

Financial Results for the Year Ended December 31, 2012

For the year ended December 31, 2012, net revenues increased 18% to $7.1 million, compared to $6.1 million in 2011, License fees were $6.2 million for 2012 compared to $5.8 million in 2011. As of December 31, 2012, our accounts receivable declined 37% year-over-year to $2.1 million, and was comprised of fifteen customers.

During 2012, Neonode generated net revenues from twenty customers, up from seven in 2011. Operating expenses increased 106% to $14.8 million during 2012 compared to 2011, and included $3.5 million of non-cash stock-based compensation expense, versus $0.6 million of non-cash stock-based compensation expense in 2011.

Total expenses for the year ended December 31, 2012 were $15.0 million compared to $22.3 million in 2011. Consolidate net loss for the year ended December 31, 2012 was $9.3 million, or $0.28 loss per share, compared with a consolidated net loss of $17.1 million, or $0.64 loss per share, for the year ended December 31, 2011. We had 33.3 million shares of common stock, 4.7 million warrants and 1.7 million stock options outstanding at December 31, 2012.

Cash used in operations increased 8% to $3.7 million for the year ended December 31, 2012 compared to cash used in operations of $3.5 million for the year ended December 31, 2011. As of December 31, 2012 we had cash of $9.1 million, down from $12.9 million at the end of 2011.

Conference Call Information
The Company will host a conference call on Thursday, March 14,  2013 at 10:00 a.m. Eastern Time featuring remarks by Thomas Eriksson, CEO of Neonode, and David Brunton, CFO of Neonode.  Please use the following link to register for the call: http://us.meeting-stream.com/neonode_031413.

The dial-in number for the conference call is (877) 539-0733 (U.S. domestic) or +1 (678) 607-2005 (international).  Dial-in participants must use the following code to access the call: 98367801. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the live event, a link will be available on http://www.neonode.com/investor-relations for 30 days following the call. To access the replay of the call, use the following code: 98367801. Also, a replay of the call will be available through April 14, 2013 at (855) 859-2056 (U.S. domestic) or (404) 537-3406 (international).

About Neonode
Neonode Inc. (NASDAQ:NEON) develops and licenses the next generation of MultiSensing® touch technologies, enabling companies to differentiate themselves by making high performing touch solutions at a competitive cost. Neonode is at the forefront of providing unparalleled user experiences that offer significant advantages for OEM's. This includes state-of-the-art technology features such as low latency pen or brush sensing, remarkably high speed scanning, proximity-, pressure-, and depth sensing capabilities and object-size measuring.

Neonode’s patented MultiSensing® technology is developed for a wide range of devices like mobile phones, tablets and e-readers, toys and gaming consoles, printers and office equipment, automotive or inflight infotainment systems. NEONODE, the NEONODE Logo and zFORCE are trademarks of Neonode Inc. registered in the United States and other countries. For more information please visit www.neonode.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode's actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under "Risk Factors" and elsewhere in Neonode's public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today's date, and Neonode undertakes no duty to update or revise them.

© 2013 Neonode Inc. All rights reserved. Neonode is a registered trademark of Neonode Inc.

For more information, please contact:
Investor Relations:
Daniel Gelbtuch
P:  +1 917.509.9582
Email: daniel.gelbtuch@neonode.com

Media Contact:
Annica Englund
P : +1 408.496.6722 #122
Email: annica.englund@neonode.com

NEONODE INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	As of	As of
	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash	$9,097	$12,940
Accounts receivable	2,123	3,345
Prepaid expenses and other current assets	550	234
Total current assets	11,770	16,519
Non-current assets:
Deposit	68	--
Property and equipment, net	330	108
Total non-current assets	398	108

Total assets	$12,168	$16,627

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$539	$447
Accrued expenses	804	601
Deferred revenue	2,725	1,906
Total current liabilities	4,068	2,954

Total liabilities	4,068	2,954

Commitments and Contingencies

Stockholders' equity:
Series A Preferred stock, 444,541 shares authorized with par value of $0.001 per share; 83 shares issued and outstanding
at December 31, 2012 and 2011. (In the event of dissolution, each share of Series A Preferred stock has a liquidation preference
equal to par value of $0.001 over the shares of common stock)	--	--
Series B Preferred stock, 54,425 shares authorized with par
value of $0.001; 95 and 114 shares issued and outstanding at
December 31, 2012 and 2011, respectively. (In the event of dissolution, each share of Series B Preferred stock has a liquidation preference equal
to par value of $0.001 over the shares of common stock)	--	--
Common stock, 70,000,000 shares authorized at
December 31, 2012 and 2011, respectively, with par value of
$0.001; 33,331,182 and 32,778,993 shares issued and
outstanding at December 31, 2012 and 2011, respectively	33	33
Additional paid-in capital	146,677	142,955
Accumulated other comprehensive income	5	13
Accumulated deficit	(138,615)	(129,328)
Total stockholders' equity	8,100	13,673
Total liabilities and stockholders' equity	$12,168	$16,627

NEONODE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended December 31,
	2012	2011	2010

Net revenues	$7,137	$6,067	$440
Cost of revenues	1,465	908	268

Gross margin	5,672	5,159	172

Operating expenses:
Product research and development	5,741	1,858	1,873
Sales and marketing	4,372	1,812	566
General and administrative	4,721	3,533	3,588
Amortization of fair value of stock issued
to related parties for purchase of Neonode
Technologies AB (formerly Cypressen AB)	--	--	3,168

Total operating expenses	14,834	7,203	9,195

Operating loss	(9,162)	(2,044)	(9,023)

Other expense:
Interest and other expense	--	(288)	(179)
Loss on extinguishment of debt	--	--	(2,416)
Non-cash items related to debt discounts and
deferred financing fees and the valuation of
conversion features and warrants	--	(14,735)	(19,963)
Total other expense	--	(15,023)	(22,558)

Loss before provision for income taxes	(9,162)	(17,067)	(31,581)

Provision for income taxes	125	78	45
Net loss	$(9,287)	$(17,145)	$(31,626)

Loss per common share:
Basic and diluted loss per share	$(0.28)	$(0.64)	$(1.73)
Basic and diluted – weighted average
number of common shares outstanding	33,003	26,784	18,293

NEONODE INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Years ended December 31,
	2012	2011	2010

Net loss	$(9,287)	$(17,145)	$(31,626)
Other comprehensive income (loss):
Foreign currency translation gain (loss)	(8)	76	33

Total comprehensive loss	$(9,295)	$(17,069)	$(31,593)

NEONODE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2012	2011	2010

Cash flows from operating activities:
Net loss	$(9,287)	$(17,145)	$(31,626)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3,499	550	5,430
Fair value of common stock issued in settlements	-	-	647
Depreciation and amortization	97	26	11
Loss on extinguishment of debt	-	-	2,416
Debt discounts and deferred financing fees and the valuation of conversion features and warrants	-	14,735	19,963
Changes in operating assets and liabilities:
Accounts receivable	1,253	(3,228)	(146)
Prepaid expenses and other current assets	(296)	(79)	(16)
Accounts payable and accrued expenses	239	322	(414)
Deposits	(68)	-	-
Deferred revenue	819	1,366	540

Net cash used in operating activities	(3,744)	(3,453)	(3,195)

Cash flows used in investing activities:
Purchase of property and equipment	(310)	(114)	(14)

Cash flow from financing activities:
Proceeds from issuance of convertible debt	-	4,228	1,597
Repayment of convertible debt	-	(25)	-
Proceeds from exercise of warrants	223	515	49
Proceeds from issuance of common stock, warrant repricing and preferred stock	-	10,787	2,421

Net cash provided by financing activities	223	15,505	4,067

Effect of exchange rates on cash	(12)	91	25

Net (decrease) increase in cash	(3,843)	12,029	883

Cash at beginning of year	12,940	911	28

Cash at end of year	$9,097	$12,940	$911

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$27	$180
Cash paid for income taxes	$125	$78	$45

Supplemental disclosure of non-cash transactions from investing and financing activities:
Exchange of preferred stock for common stock	$-	$-	$806
Reclassification of derivative liabilities to additional paid-in capital upon conversion of debt and exercise of warrants	$-	$20,075	$19,286
Value of shares of common stock and warrants issued to brokers in connection with financing, recorded as debt issuance costs and debt discount	$-	$-	$129
Debt issuance costs recorded as part of 2011 financing transaction	$-	$35	$-
Debt discount recorded as part of convertible debt financing transactions, including warrants issued in financing transactions	$-	$4,228	$1,761
Accounts payable converted in 2010 convertible debt offering	$-	$-	$163
Accrued expenses settle with shares of common stock	$-	$120	$-
Conversion of debt and accrued interest to shares of common stock	$-	$7,222	$179
Debt issuance costs recorded in connection of debt extinguishment transactions	$-	$20,075	$4,336
Reduction of derivative liabilities upon conversion of debt and exercise of warrants	$-	$-	$8